Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Partners, L.P. Announces Results for Third Quarter 2013

LOS ANGELES, CA (November 7, 2013) – Rentech Nitrogen Partners, L.P. (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, UAN solution and ammonium sulfate, today announced its results for the three and nine months ended September 30, 2013.

Commenting on the results for the period, D. Hunt Ramsbottom, CEO of Rentech Nitrogen GP, LLC, stated, “We reported cash distributions that were in line with our expectations reflected in our guidance of August 8. Although prices for our products, and all nitrogen products, have declined significantly from earlier in the year, we expect the nitrogen market to improve during the fourth quarter as we believe buyers are deferring additional purchases until this year’s late harvest is completed. This could lead to improved pricing and volumes as we move into fall and spring application periods.”

Mr. Ramsbottom added, “I’m pleased that the turnaround at the East Dubuque Facility was completed safely and on time. We’re now in the commissioning phase of our ammonia production and storage capacity expansion project at the facility. We expect to commence the ammonium sulfate expansion and reliability enhancement projects at our Pasadena Facility next month. The additional volume from these expansion projects should position us well in 2014.”

Financial Highlights

Three months ended September 30, 2013

Revenues for the three months ended September 30, 2013 were $93.3 million, compared to $60.1 million for the comparable period in the prior year. Revenues increased due to the contribution of $42.7 million from the facility in Pasadena, Texas (the Pasadena Facility), partially offset by a 16% decline in revenues from the facility in East Dubuque, Illinois (the East Dubuque Facility). Product prices in the current period were lower than in the prior year, having been negatively affected by a delayed spring application season and significantly higher urea exports from China offered at competitive prices. Lower ammonia volumes in the third quarter were partly a consequence of holding a portion of inventory to meet the expected increase in demand for the fall 2013 application season, as production was restricted due to the October turnaround of the East Dubuque Facility. Deliveries of UAN were higher than expected, shifting revenue from the fourth quarter to the current period.

During the three months ended September 30, 2013, Rentech Nitrogen generated an operating loss of $18.3 million, compared to $29.2 million of operating income during the comparable period in the prior year. The primary cause of the operating loss in the current period was a loss of $30.0 million due to the impairment of goodwill related to the Pasadena Facility. The operating loss was also increased by lower gross profits at the East Dubuque Facility, negative gross margin at the Pasadena Facility that reflected a write-down of product inventories, and the addition of selling, general and administrative (SG&A) expenses and depreciation and amortization expenses for the Pasadena Facility.

Adjusted EBITDA for the three months ended September 30, 2013 was $16.1 million, compared to $32.9 million in the corresponding period in 2012. Adjusted EBITDA excluding Partnership level expenses totaled $18.0 million for the current period. The East Dubuque Facility and the Pasadena Facility reported $25.8 million and ($7.8) million in EBITDA, respectively, during the three months ended September 30, 2013. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Gross margin for the three months ended September 30, 2013 was 18%, compared to 58% for the same period last year. Gross margin at the East Dubuque Facility was 50% for the current period, compared to 58% for the prior-year period, due to lower product prices and higher natural gas prices, partially offset by lower depreciation expense. Gross loss margin at the Pasadena Facility was 19% for the current period, which reflected inventory write-downs and lower margins on sales of products that were produced from higher-cost raw materials purchased earlier in the year. During the quarter, the Partnership incurred a write-down of ammonium sulfate inventories of approximately $5.0 million because the costs of raw materials purchased in prior months and reflected in inventory were higher than current and projected market prices. Gross loss margin excluding the inventory write-down at the Pasadena Facility was 8%, while gross margin at Rentech Nitrogen excluding the inventory write-down was 23%.

SG&A expenses were $4.1 million for the three months ended September 30, 2013, compared to $5.5 million for the prior-year period. The decrease was primarily due to a $2.0 million decline in Partnership level expenses for business development and unit-based compensation, and lower fees for professional services and unused credit facility fees at the East Dubuque Facility, partially offset by the addition of $1.2 million of SG&A expenses from the Pasadena Facility.

Due to a reduced outlook for profitability at the Pasadena Facility compared to projections made when the Partnership acquired Agrifos, Rentech Nitrogen performed an impairment test for goodwill and determined that the carrying amount of the reporting unit exceeded its fair value. As a result, the Partnership recorded a loss due to goodwill impairment of $30.0 million at its Pasadena Facility during the period. The $30.0 million charge is the Partnership’s best estimate of the probable loss and is subject to further adjustments as the goodwill impairment analysis is finalized at fiscal year-end.

Interest expense was $4.0 million for the three months ended September 30, 2013, compared to $0 for the prior-year period. The increase was attributable to debt incurred for the purchase of the Pasadena Facility and to fund expansion projects at the East Dubuque and Pasadena Facilities.

Rentech Nitrogen realized a non-cash gain of $0.3 million for the three months ended September 30, 2013 as a result of a decrease in the potential earn-out consideration related to the acquisition of Agrifos. The reduction in fair value was primarily due to lower results in 2013 caused by a delayed and abbreviated spring application season and higher levels of urea exports from China, suppressing product prices, and reduced expectations for profits from the Pasadena Facility.

Net loss was $22.3 million or ($0.57) per basic unit, for the current period. Excluding the loss on goodwill impairment of $30.0 million and gain on fair value adjustment to earn-out consideration of $0.3 million, net income to common unitholders for the current period was $7.5 million or $0.19 per basic unit. This compares to net income of $28.8 million or $0.75 per basic unit for the same period last year.

Nine months ended September 30, 2013

Revenues for the nine months ended September 30, 2013 were $256.8 million, compared to $169.2 million for the comparable period in the prior year. Revenues increased due to the contribution of $110.0 million of revenues from the Pasadena Facility, partially offset by a 13% decline in revenues from the East Dubuque Facility. Results in the current period were significantly impacted by unfavorable weather. In the spring of this year, product deliveries from both facilities were reduced and delayed by wet weather which caused a delayed and abbreviated planting season and lower product demand and prices. Significant increases in exports of urea from China also contributed to the downward pressure on nitrogen pricing. Furthermore, in anticipation of lower production due to the October turnaround of the East Dubuque Facility, a portion of ammonia inventory was held to meet the expected increase in demand for the fall 2013 application season. These effects were partially offset by higher deliveries of UAN in the third quarter of 2013, shifting expected revenue from the fourth quarter to the current period.

During the nine months ended September 30, 2013, Rentech Nitrogen generated operating income of $32.7 million compared to $90.3 million during the comparable period in the prior year. Operating income in the current period was reduced by lower gross profits at the East Dubuque Facility, negative gross margins that reflected write-downs of product inventories and loss on goodwill impairment at the Pasadena Facility, and the addition of SG&A expenses and depreciation and amortization expenses for the Pasadena Facility.

Adjusted EBITDA for the nine months ended September 30, 2013 was $75.1 million, compared to $99.7 million in the corresponding period in 2012. Adjusted EBITDA excluding Partnership level expenses, totaled $81.6 million for the current period. The East Dubuque Facility and the Pasadena Facility reported $84.2 million and ($2.6) million in Adjusted EBITDA, respectively, during the nine months ended September 30, 2013. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Gross margin for the nine months ended September 30, 2013 was 31%, compared to 61% for the same period last year. Gross margin at the East Dubuque Facility was 55% for the current period, compared to 61% for the prior-year period, primarily due to lower ammonia sales volume and prices, and higher natural gas costs, partially offset by lower depreciation expense. Gross loss margin at the Pasadena Facility was 2% for the current period, which reflected inventory write-downs and sales of products that were produced from higher-cost raw materials. During the nine months ended September 30, 2013, the Partnership incurred write-downs of sulfur and sulfuric acid inventories of approximately $0.5 million, and of ammonium sulfate inventories of approximately $6.8 million due to lower market prices. Gross margin excluding the inventory write-down at the Pasadena Facility was 5%, while gross margin at Rentech Nitrogen excluding the inventory write-down was 34%.

SG&A expenses were $13.7 million for the nine months ended September 30, 2013, compared to $12.0 million for the prior-year period. The increase was primarily due to the addition of $3.8 million of SG&A expenses from the Pasadena Facility, partially offset by a $1.0 million decrease in Partnership level expenses and a $1.1 million decline in expenses at the East Dubuque Facility primarily due to lower unused credit facility fees and legal expenses.

Due to a reduced outlook for profitability at the Pasadena Facility compared to projections made when the Partnership acquired Agrifos, Rentech Nitrogen performed an impairment test for goodwill and determined that the carrying amount of the reporting unit exceeded its fair value. As a result, the Partnership recorded a loss due to goodwill impairment of $30.0 million at its Pasadena Facility during the period. The $30.0 million charge is the Partnership’s best estimate of the probable loss and is subject to further adjustments as the goodwill impairment analysis is finalized at fiscal year-end.

Interest expense was $9.7 million for the nine months ended September 30, 2013, compared to $0.2 million for the prior-year period. The increase was attributable to debt incurred for the purchase of the Pasadena Facility and expansion projects at the East Dubuque and Pasadena Facilities.

Rentech Nitrogen realized a non-cash gain of $4.9 million for the nine months ended September 30, 2013 as a result of a decrease in the potential earn-out consideration related to the acquisition of Agrifos. The reduction in fair value was primarily due to lower results in 2013 caused by a delayed and abbreviated spring application season and higher levels of urea exports from China, suppressing product prices, and reduced expectations for profits from the Pasadena Facility.

Net income was $21.5 million or $0.54 per basic unit, for the current period. Excluding the loss on goodwill impairment of $30.0 million, loss on debt extinguishment of $6.0 million and the gain on fair value adjustment to earn-out consideration of $4.9 million, net income allocated to common unitholders for the current period was $52.3 million or $1.34 per basic unit. This compares to net income of $89.4 million or $2.34 per basic unit for the same period last year.

Outlook

A routine inspection during the bi-annual turnaround at the East Dubuque Facility in late October identified the need to repair the foundation of one of the three existing syngas compressors, taking that compressor out of service. This unplanned repair will require the ammonia plant to run below the planned post-expansion capacity of 1,020 tons per day, at a rate of approximately 790 tons per day, until repairs are completed. Since the problem has just been identified, the repair schedule is in development, but is estimated not to exceed 90 days or cost more than $2 million in operating and capital expenses, which will affect the fourth quarter of 2013 and first quarter of 2014. The East Dubuque Facility is expected to operate at its expanded production rates in 2014, following completion of the repair of the foundation.

For the Pasadena Facility, the Partnership’s current view for the balance of 2013 is based on lower forecasts of ammonium sulfate deliveries and prices compared to the August 8 guidance, with prices only slightly higher than the most recent business conducted. Based on these prices, EBITDA for the Pasadena Facility is expected to improve from the third quarter, which was affected by inventory write-downs, but to remain negative for the fourth quarter and the full year.

As a result of these factors, Rentech Nitrogen revised guidance on October 28, stating that the cash distribution for the fourth quarter of 2013 could be as low as zero.

The Partnership provided guidance for the following additional key operating metrics, and progress against its 2013 guidance updated on October 28:

Locked-in or Delivered

East Dubuque Facility
Deliveries[1]
Ammonia
Tons	106,000 or 90%
Average price	$649
UAN
Tons	289,000 or 99%
Average price	$293
Natural gas in cost of sales[2]
(million MMBtus)	10.7 or 100%
Average cost per million MMBtus
(including transportation costs)	$4.10
Pasadena Facility
Deliveries[1]
Ammonium sulfate
Tons	401,000 or 83%
Average price	$254
Sulfuric acid[2]
Tons	119,000 or 70%
Average price	$94
Ammonium thiosulfate[2]
Tons	42,000 or 70%
Average price	$189

[1]	Through October 31, 2013.
[2]	Through September 30, 2013.

The Partnership provided the following guidance for production, deliveries, and raw materials consumption in 2013 and 2014 by product:

Production (in thousand tons)	2013E	2014E
East Dubuque Facility
Ammonia	273	365
UAN	287	315
Urea (liquid and granular)	176	190
Nitric Acid	116	120
Ammonium nitrate	129	135
CO2	82	75
Pasadena Facility
Ammonium sulfate	492	670
Sulfuric acid	500	560
Ammonium thiosulfate	56	55

Deliveries (in thousand tons)	2013E	2014E
East Dubuque Facility
Ammonia	118	190
UAN	291	315
Urea (liquid and granular)	50	55
Nitric Acid	15	15
CO2	83	75
Pasadena Facility
Ammonium sulfate	482	670
Sulfuric acid	171	95
Ammonium thiosulfate	60	55

Consumption	2013E	2014E
Ammonia (in thousand tons)	132	180
Natural gas (in million MMBtus)	10.7	12.5
Sulfur (in thousand tons)	179	210
Sulfuric acid (in thousand tons)	365	500

The Pasadena Facility’s margins are expected to improve and EBITDA is anticipated to be positive in 2014. The benefits of lower input costs, already visible in the market, should begin to be realized in early 2014. Additionally, third-party forecasters show modest improvements in prices for ammonium sulfate in 2014 relative to current pricing levels, and the variable margin expected to be earned on incremental volumes should contribute to increased profitability.

Third Quarter Cash Distribution

On October 24, 2013, Rentech Nitrogen announced its cash distribution related to its results for the third quarter of 2013, of $0.27 per unit. The distribution is payable on November 14, 2013 to unitholders of record as of November 7, 2013. The calculation of cash available for distribution has been included below in this press release.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, November 7, 2013 at 1:30 p.m. PST, during which senior management will review the Partnership’s financial results for this period and provide an update on the business. During the call, management will refer to a presentation that will be posted shortly before the call within the Investor Relations portion of the website under the Presentation section. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-774-6070 or 630-691-2753 and the pass code 6179090#. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 4:00 p.m. PST on November 7 through 11:59 p.m. PST on November 17. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and the audience passcode 6179090#.

Note: The financial statements and key operating metrics below include results of the Pasadena Facility for the three and nine months ended September 30, 2013 only, as the closing of the acquisition of Agrifos LLC, occurred on November 1, 2012.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Unit Data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$93,279	$60,112	$256,799	$169,228
Cost of Sales	76,459	25,077	177,412	65,975

Gross Profit	16,820	35,035	79,387	103,253

Operating Expenses
Selling, general and administrative expense	4,080	5,508	13,722	11,982
Depreciation and amortization	1,018	90	2,874	726
Loss on goodwill impairment	30,029	—	30,029	—
Other	28	237	36	284

Total Operating Expenses	35,155	5,835	46,661	12,992

Operating Income (Loss)	(18,335)	29,200	32,726	90,261

Other Income (Expense), Net
Interest expense	(3,996)	(39)	(9,725)	(181)
Loss on debt extinguishment	—	—	(6,001)	—
Gain on fair value adjustment to earn-out consideration	309	—	4,920	—
Other expenses, net	—	(313)	(7)	(632)

Total Other Expenses, Net	(3,687)	(352)	(10,813)	(813)

Income (Loss) Before Income Taxes	(22,022)	28,848	21,913	89,448
Income tax expense	233	—	438	—

Net Income (Loss)	$(22,255)	$28,848	$21,475	$89,448

Basic Net Income (Loss) per Common Unit Allocated to Common Unit Holders	$(0.57)	$0.75	$0.54	$2.34

Diluted Net Income (Loss) per Common Unit Allocated to Common Unit Holders	$(0.57)	$0.75	$0.54	$2.34

Weighted-Average Units Used to Compute Net Income (Loss) per Common Unit:
Basic	38,849	38,260	38,843	38,254

Diluted	38,849	38,292	38,934	38,259

Rentech Nitrogen Partners, L.P.

Statements of Operations by Business Segment

(Stated in Thousands)

	For the Three Months Ended September 30,		For the Nine Months
			Ended September 30,
	2013	2012	2013	2012
Revenue
East Dubuque	$50,572	$60,112	$146,838	$169,228
Pasadena	42,707	—	109,961	—

Total Revenues	$93,279	$60,112	$256,799	$169,228

Gross Profit (Loss)
East Dubuque	$25,114	$35,035	$81,353	$103,253
Pasadena	(8,294)	—	(1,966)	—

Total Gross Profit	$16,820	$35,035	$79,387	$103,253

Selling, General and Administrative Expense
East Dubuque	$981	$1,661	$3,423	$4,480
Pasadena	1,227	—	3,811	—

Total Selling, General and Administrative Expense	$2,208	$1,661	$7,234	$4,480

Depreciation and Amortization
East Dubuque	$46	$90	$152	$726
Pasadena	972	—	2,722	—

Total Depreciation and Amortization Recorded in Operating Expenses	$1,018	$90	$2,874	$726

East Dubuque	$1,666	$3,589	$6,348	$8,730
Pasadena	1,702	—	3,159	—

Total Depreciation and Amortization Recorded in Cost of Sales	$3,368	$3,589	$9,507	$8,730

Total Depreciation and Amortization	$4,386	$3,679	$12,381	$9,456

Other Operating Expenses
East Dubuque	$28	$237	$36	$284
Pasadena	30,029	—	30,029	—

Total Other Operating Expenses	$30,057	$237	$30,065	$284

Operating Income (Loss)
East Dubuque	$24,059	$33,047	$77,742	$97,763
Pasadena	(40,522)	—	(38,528)	—

Total Operating Income (Loss)	$(16,463)	$33,047	$39,214	$97,763

Interest Expense
East Dubuque	$—	$39	$—	$181
Pasadena	—	—	6	—

Total Interest Expense	$—	$39	$6	$181

Net Income (Loss)
East Dubuque	$24,069	$33,022	$77,383	$97,625
Pasadena	(40,765)	—	(38,915)	—

Total Net Income (Loss)	$(16,696)	$33,022	$38,468	$97,625

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Reconciliation of Segment Net Income (Loss) to Consolidated Net Income (Loss):
Segment Net Income (Loss)	$(16,696)	$33,022	$38,468	$97,625
Partnership and Unallocated Expenses Recorded as Selling, General and Administrative Expenses	(1,872)	(3,847)	(6,488)	(7,502)
Partnership and Unallocated Income (Expenses) Recorded as Other Expense	309	—	(1,081)	232
Unallocated Interest Expense and Loss on Interest Rate Swaps	(3,996)	(327)	(9,726)	(907)
Income Tax Benefit	—	—	302	—

Consolidated Net Income (Loss)	$(22,255)	$28,848	$21,475	$89,448

Rentech Nitrogen Partners

Selected Balance Sheet Data

(Stated in Thousands)

	As of September 30, 2013	As of December 31, 2012
Consolidated Balance Sheet Data
Cash and Cash Equivalents	$85,321	$55,799
Working Capital	$70,495	$23,218
Construction in Progress	$113,372	$61,147
Total Assets	$453,577	$376,645
Total Debt	$320,000	$193,290
Total Partners’ Capital	$50,367	$109,404

Key Operating Statistics:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	77	76	227	231
Ammonia Available for Sale (included in line above)	32	37	102	112
UAN	86	77	236	238
Other Products (excludes CO2)	85	76	238	228
Pasadena Facility:
Ammonium Sulfate	122	—	374	—
Sulfuric Acid	113	—	367	—
Ammonium Thiosulfate	12	—	43	—
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	24	31	76	101
UAN	117	110	237	236
Other Products (excludes CO2)	14	14	49	40
Pasadena Facility:
Ammonium Sulfate	162	—	330	—
Sulfuric Acid	39	—	119	—
Ammonium Thiosulfate	1	—	41	—
Average Price per Delivered Ton
East Dubuque Facility:
Ammonia	$530	$620	$675	$666
UAN	$269	$295	$299	$332
Pasadena Facility:
Ammonium Sulfate	$238	—	$269	—
Sulfuric Acid	$86	—	$94	—
Ammonium Thiosulfate	$158	—	$189	—
Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Million MMBtus)	2.8	2.8	8.2	8.4
Average Natural Gas Cost per MMBtu, including transportation cost	$4.16	$3.18	$4.17	$3.51
Natural Gas Cost in Cost of Sales (Million MMBtus)	2.9	3.1	7.3	8.0
Average Natural Gas Cost per MMBtu, including transportation cost	$4.29	$3.14	$4.15	$3.63
Input Costs
Pasadena Facility:
Ammonia
Ammonia Used in Production (Thousand Tons)	32	—	100	—
Ammonia in Cost of Sales (Thousand Tons)	41	—	89	—
Sulfur
Sulfur Used in Production (Thousand Tons)	40	—	132	—
Sulfur in Cost of Sales (Thousand Tons)	53	—	131	—
On-Stream Rates[1]:
East Dubuque Facility:
Ammonia	100.0%	100.0%	100.0%	100.0%
UAN	100.0%	100.0%	99.3%	100.0%
Pasadena Facility:
Ammonium Sulfate	79.8%	—	81.8%	—
Sulfuric Acid	77.9%	—	90.8%	—

[1]	The on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plants equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Disclosure Regarding Non-GAAP Financial Measures

Net income excluding loss on goodwill impairment, loss on debt extinguishment, and gain on fair value adjustment to earn-out contingent consideration is included to provide management and investors with net income results for Rentech Nitrogen that are more easily compared to the prior year period.

Adjusted EBITDA is defined as net income (loss) plus interest expense and other financing costs, loss on goodwill impairment, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of gain in fair value adjustment to earn-out consideration. We calculate cash available for distribution as used in this table as Adjusted EBITDA plus non-cash compensation expense and distribution of cash reserves, less the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and other debt service. Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles net income (loss) attributable to Rentech Nitrogen, excluding loss on goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out contingent consideration, to net income for the three and nine months ended September 30, 2013 (stated in thousands, except per share data).

	For the Three Months Ended September 30, 2013	For the Nine Months Ended September 30, 2013
Net Income (Loss)	$(22,255)	$21,475
Less: Income Attributable to Unvested Units	—	326

Net Income (Loss) Attributable to Common Unit Holders	$(22,255)	$21,149

Loss on Goodwill Impairment	$30,029	$30,029
Loss on Debt Extinguishment	—	6,001
Gain on Fair Value Adjustment to Earn-out Consideration	(309)	(4,920)

Net Income Attributable to Common Unit Holders Excluding Loss on Goodwill Impairment, Loss on Debt Extinguishment and Gain on Fair Value Adjustment to Earn-out Consideration	$7,465	$52,259

Net Income (Loss) per Unit Attributable to Common Unit Holders	$(0.57)	$0.54
Loss per Unit on Goodwill Impairment	0.77	0.77
Loss per Unit on Debt Extinguishment	—	0.15
Gain per Unit on Fair Value Adjustment to Earn-out Consideration	(0.01)	(0.13)

Net Income per Unit Attributable to Common Unit Holders Excluding Loss on Goodwill Impairment, Loss on Debt Extinguishment and Gain on Fair Value Adjustment to Earn-out Consideration	$0.19	$1.34

Weighted-Average Common Units Outstanding	38,849	38,843

The table below reconciles consolidated Adjusted EBITDA and cash available for distribution to net income (loss) for the three months ended September 30, 2013 (stated in thousands, except per unit data).

	For the Three Months Ending September 30, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income (Loss)	$24,068	$(40,764)	$(5,559)	$(22,255)
Plus: Net Interest Expense	—	—	3,996	3,996
Plus: Loss on Goodwill Impairment	—	30,029	—	30,029
Plus: Income Tax Expense	(9)	242	—	233
Plus: Depreciation and Amortization	1,712	2,674	—	4,386
Less: Gain on Fair Value Adjustment to Earn-out Consideration	—	—	(309)	(309)

Adjusted EBITDA	$25,771	$(7,819)	$(1,872)	$16,080
Plus: Non-cash Compensation Expense	—	—	233	233
Less: Maintenance Capital Expenditures[1]	(2,199)	—	—	(2,199)
Less: Net Interest Expense and Debt Service	—	—	(3,996)	(3,996)
Plus: Distribution of Cash Reserves for Working Capital	—	—	371	371

Cash Available for Distribution	$23,572	$(7,819)	$(5,264)	$10,489

Cash Available for Distribution, per Unit	$0.61	$(0.20)	$(0.14)	$0.27

Common Units Outstanding	38,849	38,849	38,849	38,849

[1]	Excludes $2.2 million of maintenance capital expenditures at the Pasadena Facility funded by debt.

The table below reconciles consolidated Adjusted EBITDA to net income (loss) for the nine months ended September 30, 2013 (stated in thousands).

	For the Nine Months Ended September 30, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income (Loss)	$77,383	$(38,915)	$(16,993)	$21,475
Plus: Net Interest Expense	—	6	9,719	9,725
Plus: Loss on Goodwill Impairment	—	30,029	—	30,029
Plus: Loss on Debt Extinguishment	—	—	6,001	6,001
Less: Gain on Fair Value Adjustment to Earn-out Consideration	—	—	(4,920)	(4,920)
Plus: Loss on Interest Rate Swaps	—	—	7	7
Plus: Income Tax Expense (Benefit)	360	380	(302)	438
Plus: Depreciation and Amortization	6,500	5,881	—	12,381

Adjusted EBITDA	$84,243	$(2,619)	$(6,488)	$75,136

The table below reconciles Adjusted EBITDA to net income for the three and nine months ended September 30, 2012 (stated in thousands).

	For the Three Months	For the Nine Months
	Ended September 30,	Ended September 30,
	2012	2012
Net income	$28,848	$89,448
Add:
Net Interest Expense	25	138
Income Tax Expense	—	—
Depreciation and Amortization	3,679	9,456
Loss on Debt Extinguishment	—	—
Loss on Interest Rate Swaps	327	907
Gain on Fair Value Adjustment to Earn-out Consideration	—	—
Other	—	(232)

Adjusted EBITDA	$32,879	$99,717

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. The East Dubuque Facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and UAN solution for sale to customers in the Mid Corn Belt. The Pasadena Facility is located in Pasadena, Texas, along the Houston Ship Channel, and uses ammonia and sulfur as feedstocks to produce ammonium sulfate and ammonium thiosulfate fertilizers, and sulfuric acid. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and internationally.

Forward-Looking Statements

This press release contains forward-looking statements about matters such as: our forecasted EBITDA and cash available for distribution for the quarter ending December 31, 2013; the outlook for our nitrogen fertilizer businesses; trends in the pricing and demand for our fertilizer products; the timing and cost of repairs for our East Dubuque facility; and the timing and impact of our expansion projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net